EXHIBIT 99.1

JOTEC AG AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of and for the years ended December 31, 2016 and 2015

(With Independent Auditors’ Report)

Independent Auditors’ Report

The Management Board

JOTEC GmbH (formerly JOTEC AG):

We have audited the accompanying consolidated financial statements of JOTEC AG and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JOTEC AG and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2016 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany

February 16, 2018

JOTEC AG AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2016 and 2015

(in thousands of Euros (€), except share data)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	€2,910	€3,318
Trade receivables, net of allowance of €55 and €50, respectively	8,563	7,647
Income tax receivable	186	236
Inventories	10,472	8,072
Prepaid expenses and other current assets	594	662

Total current assets	22,725	19,935

Property, plant and equipment, net	8,416	8,717
Intangible assets, net	1,200	1,489
Deferred income taxes	2,357	3,078
Notes receivable	1,240	566

Total long term assets	13,213	13,850

Total assets	€35,938	€33,785

	December 31,
	2016	2015
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade payables	€1,721	€1,347
Taxes payable	848	981
Other payables	242	158
Accrued expenses	548	590
Accrued compensation	852	1,137
Current portion of capital lease obligation	735	669
Current portion of long-term debt	285	222
Other current liabilities	1,909	1,826

Total current liabilities	7,140	6,930

Long-term debt	27,005	24,192
Long-term capital lease obligation	3,257	3,773
Retirement benefit obligation	125	98
Deferred income taxes	21	460
Government grants	239	299
Other long-term liabilities	1,006	1,120

Total long term liabilities	31,653	29,942

Total liabilities	38,793	36,872

Shareholders’ equity:
Common stock, 10 CHF par value, 108,000 shares authorized as of December 31, 2016 and 2015, 108,000 shares issued and outstanding as of December 31, 2016 and 2015	881	881
Capital surplus	16,666	16,645
Accumulated deficit	(18,906)	(19,184)
Accumulated other comprehensive income	(1,577)	(1,420)

Total JOTEC shareholders’ equity	(2,936)	(3,078)

Non controlling interests	81	(9)

Total shareholders’ equity	(2,855)	(3,087)

Total liabilities and shareholders’ equity	€35,938	€33,785

See accompanying notes to consolidated financial statements

JOTEC AG AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands of Euros (€))

	Year Ended December 31,
	2016	2015
Revenue	€40,073	€34,786
Cost of goods sold	13,293	11,583

Gross profit	26,780	23,203

General, administrative, and marketing	19,080	15,807
Research and development	3,309	3,527

Total operating expenses	22,389	19,334

Operating Income	4,391	3,869

Interest expense	2,659	2,385
Interest income	(26)	(132)
Other expense, net	844	324

Income before income taxes	914	1,292
Income tax expense	612	678

Net income	€302	€614

Net income allocated to non controlling interests	€(24)	€(33)

Net income (loss) applicable to common stock	€278	€581

Other comprehensive income (loss)
Exchange differences on translation of foreign operations	€(157)	€(594)

Total other comprehensive income (loss)	(157)	(594)

Comprehensive income	€145	€20

See accompanying notes to consolidated financial statements

JOTEC AG AND SUBSIDIARIES

CONSOLIDATED STATEMENTS SHAREHOLDERS’ EQUITY

(in thousands of Euros (€), except share data)

	Attributable to Equity Holders of the Parent
	Common Stock
	Shares	Amount	Capital Surplus	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Equity Holders of the Parent	Non controlling Interests	Total Equity
Balance as of January 1, 2015	108,000	€881	€16,546	€(19,690)	€(826)	€(3,089)	€(249)	€(3,338)

Net income		—	—	581	—	581	33	614
Other comprehensive income (loss)		—	—	—	(594)	(594)	—	(594)
Share based compensation		—	95	—	—	95	—	95
Contribution to the capital surplus		—	4	—	—	4	—	4
Capital increase in subsidiary by non controlling interests		—	—	—	—	—	128	128
Acquisition of non controlling interests		—	—	(75)	—	(75)	75	—
Other		—	—	—	—	—	4	4

Balance as of December 31, 2015	108,000	€881	€16,645	€(19,184)	€(1,420)	€(3,078)	€(9)	€(3,087)

Net income		—	—	278	—	278	24	302
Other comprehensive income (loss)		—	—	—	(157)	(157)	—	(157)
Contribution to the capital surplus		—	21	—	—	21	—	21
Acquisition of non controlling interests		—	—	—	—	—	77	77
Other		—	—	—	—	—	(11)	(11)

Balance as of December 31, 2016	108,000	€881	€16,666	€(18,906)	€(1,577)	€(2,936)	€81	€(2,855)

See accompanying notes to consolidated financial statements

JOTEC AG AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands of Euros (€))

	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	€302	€614
Adjustments to reconcile net income to net cash provided by / used in operating activities
Accrued interest expense	1,757	1,500
Share based compensation	—	95
Depreciation, amortization and impairment	1,739	1,605
Impairment of loans provided to at equity investment	803	582
Loss on disposal of non-current assets	104	120
Change in deferred taxes	282	289
Changes in operating assets and liabilities
Provisions, accrued expenses and compensation	(301)	508
Inventories	(2,400)	(332)
Trade receivables	(916)	(2,877)
Other assets	68	(12)
Trade payables	374	(96)
Other liabilities	(8)	548
Net tax receivable / payable	(83)	(154)

Cash flows provided by operating activities	1,721	2,390

Cash flows from investing activities:
Purchases of property, plant, equipment, and intangible assets	(1,035)	(1,075)
Proceeds from disposal of assets	17	176
Acquisition of non-controlling interests	(135)	—
Investment in notes receivable	(1,477)	(1,085)

Cash flows used in investing activities	(2,630)	(1,984)

Cash flows from financing activities:
Repayment of capital lease obligations	(683)	(608)
Proceeds from bank debt	580	830
Repayments of bank debt	(222)	(167)
Proceeds from shareholder loans	800	923

Cash flows provided by financing activities	475	978

Cash and cash equivalents at the end of the period
Net change in cash and cash equivalents	(434)	1,384
Effect of exchange rate changes on cash and cash equivalents	26	(541)
Cash and cash equivalents at the beginning of the period	3,318	2,475

Cash and cash equivalents at the end of the period	€2,910	€3,318

Supplementary information on cash flow
Cash paid for income taxes	€(466)	€(571)

Cash paid for interest	€(903)	€(885)

Non-cash offset, non controlling interests with provided loans	€—	€127

See accompanying notes to consolidated financial statements

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Corporate Information

Headquartered in Muri, Switzerland, JOTEC AG (the “Company” or the “parent”) and its subsidiaries (collectively, “JOTEC” or the “Group”) develops, produces, and markets medical devices for aortic and peripheral vascular disease. JOTEC’s product portfolio encompasses conventional vascular grafts and interventional implants for vascular and cardiac surgery and radiology and cardiology. Products can generally be divided into four main categories: Standard products represent the JOTEC developed and designed stent grafts, customized products (Eextra DESIGN ENGINEERING line—special ordered products designed by physicians to individual patients’ vascular specifications), OEMs (include stent graft delivery system components such as catheters) and, on a limited basis, third party supplies used in the installation of certain products. In addition, JOTEC provides limited consulting and training related to installation methods for stents. JOTEC sells products primarily in Europe, through direct sales channels supplemented by distributors in certain geographic locations. The largest direct sales market is Germany. Other direct sales entities service Poland, Spain, Italy, Switzerland and other smaller locations.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (US GAAP) as issued by the Financial Accounting Standards Board (FASB), and include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All significant inter-company accounts and transactions have been eliminated in consolidation. For those consolidated subsidiaries where JOTEC ownership is less than 100%, the outside shareholders’ interests are shown as non-controlling interests in equity. A change in ownership of a subsidiary, without a change in control, is reflected in the financial statements on an equity investment basis.

Translation of Foreign Currencies

The Group’s consolidated financial statements are presented in Euros, which is also the functional currency of our largest subsidiary in Germany. The functional currency of the Group’s subsidiaries in the United Kingdom, Poland, Brazil and Switzerland is their local currency. All other subsidiaries have the Euro as their functional currency. On consolidation, the assets and liabilities of foreign currency operations are translated into Euros at the rate of exchange prevailing at the reporting date and their statements of operations and comprehensive income are translated at monthly average exchange rates. The exchange differences arising from the currency translation are recognized in other comprehensive income.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.

Actual results could differ from those estimates. Estimates and assumptions are used when accounting for allowance for doubtful accounts, inventory, acquired assets or businesses, long-lived tangible and intangible assets, deferred income taxes, commitments and contingencies, stock-based compensation, certain accrued liabilities, contingent consideration liability, lease contracts, shareholder loans and other items as appropriate.

Cash and Cash Equivalents

Cash and cash equivalents in the balance sheets comprise cash at banks and on hand and short-term deposits with an original maturity of three months or less.

Accounts and Notes Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable are primarily from hospitals and distributors that either use or distribute the Group’s products.

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Group assesses the likelihood of collection based on a number of factors, including past transaction history and the credit worthiness of the customer, as well as the increased risks related to international customers and large distributors. The Group determines the allowance for doubtful accounts based upon specific reserves for known collection issues, as well as a non-specific reserve based upon aging buckets. The Group charges off uncollectable amounts against the reserve in the period in which it determines they are uncollectible.

During the years ended December 31, 2016 and 2015 the Group has entered into factoring agreements for trade accounts receivable for the subsidiary in Poland. However, these factoring agreements do not result in an effective transfer of control and therefore the factored assets are not derecognized at the respective reporting dates.

The Group lends money from time-to-time through a note receivable, in conjunction with a strategic investment in NVT AG, Muri, Switzerland. The Group assesses the likelihood of collection of its notes receivable based on a number of factors, including past transaction history, credit worthiness, and the liquidity position of the recipient. See Note 13 for further discussion of the Group’s note receivable from NVT AG (“NVT”).

Credit Risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist of demand deposits with financial institutions and concentrations of credit risk in its accounts receivable. The Group believes there is minimal credit risk relative to its cash and cash equivalent accounts due to the dispersion of funds across multiple banks, the credit standing of these banks and government account protections in place. The Group believes its receivables risk is limited due to the number of companies included in the balance at any time, the historical collection experience with each customer and the geographic spread of the customer base. Generally, the Group does not require collateral or other securities to support its accounts receivable.

Inventories

Inventories are valued based on costs incurred in bringing each product to its present location and condition and are accounted for, as follows:

•	Raw materials: purchase cost on a moving average basis

•	Finished goods and work in progress: cost of direct materials and labor and a proportion of manufacturing overheads based on the normal operating capacity, but excluding borrowing costs which approximates first in first out basis

At the end of each reporting period, the Company evaluates its inventory to determine if the costs are appropriately recorded at the lower of cost or market value. The Company also evaluates its inventory for costs not deemed to be recoverable, including inventory not expected to ship prior to its expiration. Inventory estimated not to be recoverable are fully reserved until disposition or disposal.

Property, Plant and Equipment

Property, plant and equipment is stated at cost net of accumulated depreciation and accumulated impairment losses, if any. Repair and maintenance costs are recognized in profit or loss as incurred.

Depreciation is provided over the estimated useful lives of the assets generally on a straight-line basis. Leasehold improvements are amortized on a straight-line basis over the remaining lease term at the time the assets are capitalized or the estimated useful lives of the assets, whichever is shorter. Useful lives of manufacturing and warehouse equipment range from 10 to 30 years and office equipment and furnishings range from 5 to 10 years.

Property, plant and equipment initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset is included in the statement of operations and comprehensive income (loss) when the asset is derecognized. Loss on disposal of assets was €104,000 and €120,000 for the years ended December 31, 2016 and 2015, respectively. The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets

Intangible assets are measured at cost less any accumulated amortization and accumulated impairment losses.

The Group’s intangible assets consist of customer relationships and other intangible assets. The Company amortizes its definite lived intangible assets over their expected useful lives using the straight-line method. For the key intangible asset categories customer relationships the Group used a useful life range from 5 to 10 years.

Impairments of Long-Lived Assets

The Group assesses the potential impairment of its long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

If JOTEC determines that an impairment review is necessary, the Group will evaluate its assets or asset groups by comparing their carrying values to the sum of the undiscounted future cash flows expected to result from their use and eventual disposition. If the carrying values exceed the future cash flows, then the asset or asset group is considered impaired, and the Group will write down the value of the asset or asset group. There were no impairment charges recorded for the years ended December 31, 2016 and 2015, respectively.

Revenue Recognition

Revenue is generally recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. For product sales, revenue is generally recognized upon shipment of the product to our customer in accordance with the title transfer terms of the sales agreement, generally Ex Works, per International Commercial Terms. In the case of consigned inventory, revenue is recognized when the end customer assumes ownership of the product, generally upon notification a product has been implanted in a patient. In instances where customer acceptance is required, revenue is deferred until all acceptance criteria have been met.

Shipping fees are immaterial and are recorded as an offset to shipping costs in general, administrative and marketing. Revenue is recognized net of value added taxes collected. Revenue is recorded net of discounts.

Government Grants

Government grants are recognized where there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, it is recognized as income in equal amounts over the expected useful life of the related asset.

Currently the Group is receiving a government benefit in the way of low interest debt. The discounted interest benefit from this government funded debt is recorded as a government benefit and allocated via the effective interest method over the term of the respective debt. Accordingly the financial loans supported by the government are recorded with a value discounting all future cash outflows from the debt with a fair market interest rate. The accretion of the financial loans to their nominal amount at the respective repayment date also this fair market interest rate is applied.

Research and Development Costs

Research and development costs are expensed as incurred.

Advertising Costs

The costs to develop, produce, and communicate the Company’s advertising are expensed as incurred and are classified as general, administrative, and marketing expenses.

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation

Certain key management employees of the Group have been granted stock option awards in the years 2007, 2009, 2012 and 2015. The awards vest immediately at the grant date and allow the holder to purchase shares in JOTEC AG for a specified price at any future date during the respective exercise period.

Equity-classified awards are measured at the grant date fair value of the award. The grant date fair value is equal to the intrinsic value of the award as they are immediately vested and exercisable at grant date.

The full value of an award is recognized at the date of grant as employee benefit expense, together with a corresponding increase in equity (capital surplus).

Fair Values of Financial Instruments

The Group’s financial instruments include cash and cash equivalents, accounts receivable, notes receivable, other financial assets, accounts payable, debt obligations against shareholders and banks, and other financial liabilities.

The Company values financial assets and liabilities such as receivables, accounts payable, and other financial assets and liabilities at their carrying values, which approximate fair value due to their generally short-term duration.

The fair value measurement framework includes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair values in their broad levels. These levels from highest to lowest priority are as follows:

•	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities;

•	Level 2: Quoted prices in active markets for similar assets or liabilities or observable prices that are based on inputs not quoted on active markets, but corroborated by market data; and

•	Level 3: Unobservable inputs or valuation techniques that are used when little or no market data is available.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy require judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include: estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. The Group may also engage external advisors to assist in determining fair value, as appropriate.

Shareholder Loans

The Group’s operation is primarily funded by shareholder loans. The shareholder loans were provided during the period 2007 to 2016 with fixed interest rates of 1.5 to 3.25%. The Group determined that the interest rates of the shareholder loans were less than those which the Group would have been able to negotiate with a third-party lender for debt with the same terms. For the fair value measurement of the financial debt, the nominal loan amount was reduced by the discounted interest benefit over the entire contractually agreed or expected term of the shareholder loan. The present value of the interest benefit at the inception of the loan was recorded as a capital surplus provided by the shareholders. The accretion impact from the interest difference between the fair market interest rate and the contractually agreed interest rate over the term of the loans is recorded as additional interest expense. See note 9 Long-term Debt.

Warranty Provisions

Provisions for warranty-related costs are recognized when the product is sold or service provided to the customer and is limited to retained exposure under product liability insurance coverage. Initial recognition is based on historical experience, which has been immaterial, and is revised annually

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pensions and Other Post-Employment Benefits

The Group is obliged under a legal defined retirement benefit plan in Italy. These benefits are unfunded. The cost of providing benefits under the defined benefit plan is determined using the projected unit credit method.

The Group net interest is calculated by applying the discount rate to the net defined benefit liability or asset. The Group recognizes changes in the net defined benefit obligation in the consolidated statements of profit or loss. The net interest expense or income for the respective period is included in the financial result of the Group.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Investments in Associates

An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee, but is not control or joint control over those policies.

The considerations made in determining significant influence or joint control are similar to those necessary to determine control over subsidiaries. The Group’s investments in its associate are accounted for using the equity method. Under the equity method, the investment in an associate is initially recognized at cost. The carrying amount of the investment (including loans provided to the associate) is adjusted to recognize changes in the Group’s share of net assets of the associate since the acquisition date. Goodwill relating to the associate is included in the carrying amount of the investment and is not tested for impairment separately.

The statement of profit or loss reflects the Group’s share of the results of operations of the associate. In addition, when there has been a change recognized directly in the equity of the associate, the Group recognizes its share of any changes, when applicable, in the statement of changes in equity. Unrealized gains and losses resulting from transactions between the Group and the associate are eliminated to the extent of the interest in the associate.

The financial statements of the associate are prepared for the same reporting period as the Group. When necessary, adjustments are made to bring the accounting policies in line with those of the Group. After application of the equity method, the Group determines whether it is necessary to recognize an impairment loss on its investment in its associate. At each reporting date, the Group determines whether there is objective evidence that the investment in the associate is impaired. If there is such evidence, the Group calculates the amount of impairment as the difference between the fair value of the associate or joint venture and the carrying value of the equity investment and the loans provided to the associate, and then recognizes the loss in the statement of operations and comprehensive income (loss).

New Accounting Pronouncements

Recently adopted

In November 2015, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”. The standard requires that deferred tax assets and liabilities be classified as noncurrent on the balance sheet rather than being separated into current and noncurrent. ASU 2015-17 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is permitted and the standard may be applied either retrospectively or on a prospective basis to all deferred tax assets and liabilities. We elected early adoption of ASU 2015-17 for our fiscal years ended December 31, 2016 and 2015 on a retrospective basis.

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Not yet effective

In July 2015, the FASB issued ASU 2015-11, simplifying the Measurement of Inventory, which changes the measurement principle for inventory from the lower of cost or market to the lower of cost and net realizable value. ASU 2015-11 is effective for the Company for annual periods in fiscal years beginning after December 15, 2016, and the Company will adopt the new standard beginning January 1, 2017. The Company does not expect ASU 2015-11 to have a material effect on the Company’s consolidated financial statements.

In February 2016, the Financial Accounting Standards Board (“FASB”) amended its Accounting Standards Codification and created a new Topic 842, Leases. The final guidance requires lessees to recognize a right-of-use asset and a lease liability for all leases (with the exception of short-term leases) at the commencement date and recognize expenses on their income statements similar to the current Topic 840, Leases. It is effective for fiscal years and interim periods beginning after December 15, 2018, and early adoption is permitted. The Group is evaluating the impact the adoption of this standard will have on its financial position, results of operations, and cash flows.

In March 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-09, Improvements to Employee Share-Based Payment Accounting as part of its simplification initiative, which involves several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Group expects that the change will not have any impact on the Group’s results of operations. In May 2014 the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Since ASU 2014-09 was issued, several additional ASUs have been issued to clarify various elements of the guidance. These standards provide guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate. The standard requires that an entity recognize revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Adoption of the new standard is effective for reporting periods beginning after December 15, 2017, and early adoption is permitted. The standard permits the use of either the full retrospective or modified retrospective transition method. The Group is performing its initial evaluation of its standard arrangements with customers and its arrangements specific to certain of the Group’s product lines or product offerings. The Group is continuing to evaluate the effect that ASU 2014-09 will have on its financial position, results of operations, cash flows, and related disclosures.

3. Trade Receivables, Net

(in thousands)	2016	2015
Trade receivables	€8,618	€7,697
Allowance for trade receivables	(55)	(50)

Trade receivables, net	€8,563	€7,647

4. Inventories

Inventories at December 31, 2016 and 2015 are comprised of the following:

(in thousands)	2016	2015
Raw materials and supplies	€2,569	€2,052
Work in progress	1,243	1,540
Finished goods	6,660	4,480

Total inventories	€10,472	€8,072

The Group recorded write-downs to inventory of €375,000 and €511,000 for the years ended December 31, 2016 and 2015, respectively. Inventory held on consignment was €2,254,000 and €1,669,000 at December 31, 2016 and 2015, respectively.

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Property, Plant and Equipment and Intangible Assets

Property, plant and equipment consist of the following:

(in thousands)	2016	2015
Building and land improvements	€6,605	€6,556
Technical equipment and machines	5,173	4,836
Other equipment, furniture and fixtures	3,659	3,321
Software	1,171	1,128
Payments on account and assets under construction	420	52

Total property, plant and equipment	17,028	15,893

Less accumulated depreciation	8,612	7,176

Total property, plant and equipment, net	€8,416	€8,717

6. Intangible Assets

As of December 31, 2016 and 2015 gross carrying values, accumulated amortization, and approximate amortization periods of the Company’s definite lived intangible assets are as follows:

(in thousands)	Gross acquisition cost	Accumulated amortization
December 31, 2016
Purchased franchises, industrial and similar rights and assets, and licenses in such rights and assets	€477	€453
Non-compete and other intangibles	1,506	330

Total	€1,983	€783

(in thousands)	Gross acquisition cost	Accumulated amortization
December 31, 2015
Purchased franchises, industrial and similar rights and assets, and licenses in such rights and assets	€578	€430
Non-compete and other intangibles	1,506	165

Total	€2,084	€595

Amortization Expense

Amortization expense recorded in general, administrative, and marketing expenses for the years ended December 31 is as follows (in thousands):

(in thousands)	2016	2015
Amortization expense	€233	€237

As of December 31, 2016 scheduled amortization of intangible assets for the next five years and thereafter is as follows (in thousands):

(in thousands)	2017	2018	2019	2020	2021	Thereafter
Amortization expense	€165	€165	€165	€137	€137	€411

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The non-compete and other intangibles relate to the acquisition of the Swiss customers from Fumedica AG, Muri, Switzerland (we refer for further details on this transaction to Note 11) and from the business combination of JOTEC UK Ltd. in 2014.

7. Retirement Benefits JOTEC Italy

In Italy, the JOTEC Group is subject to statutory termination/post-employment benefit expenses. The benefits depend on the duration of employment, number of years of service until termination of employment or retirement, salary trends and the general development of prices. The defined benefit plans are valued using the projected unit credit method.

Payroll related accruals for JOTEC Italy include the so-called employee’s leaving indemnity or Trattamento di fine rapporto “TFR” liability. Each employee is granted a severance payment proportional to the length of service upon termination of the employment. The termination of the service may take place for resignation, dismissal or retirement.

The following tables summarize the components of net benefit expense recognized in the statement of comprehensive income and the funded status and amounts recognized in the statement of financial position for the respective legal requirements.

The following current service costs are recognized in personnel expenses and the following net interest component is recorded in interest expenses for the respective reporting period.

(in thousands)	2016	2015
Net interest component	€(14)	€(13)
Current service cost	36	(7)

Net benefit expense	€22	€(20)

The development of the defined benefit obligation during the last two reporting periods was as follows:

(in thousands)	2016	2015
Defined benefit obligation as of January 1,	€98	€78
Interest cost	14	13
Current service cost	36	7
Release due to settlement	(23)	—

Defined benefit obligation as of December 31,	€125	€98

The principal assumptions used in determining the retirement benefit obligations are disclosed below:

	2016	2015
Discount Rate	1.9%	2.4%
Assumed Annual Increase	1.8%	1.8%
Remaining Average Discount	—	—
Duration for Pensioners at Age 66	22 Years	22 Years

The discount rate applied is based on the rates used by the major actuary firms in Germany. A mixed population with an average duration of approximately 18 to 20 years was assumed. For the Italian TFR plan of JOTEC the duration of 22 years was noted assuming all employees will stay until retirement.

Due to low employee fluctuations in past years in JOTEC Italy expected cash payments for the next five years are not expected to be significant.

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Capital Lease Obligation and Operating Lease Commitments

The Company leases buildings and equipment, primarily consisting of:

•	the lease of two properties (land and buildings) in Lotzenäcker 23 and Lotzenäcker 25, Hechingen, Germany, which includes the company’s production facility and corporate office buildings.

•	lease of production equipment and machinery

The Company has capital leases with a shareholder (see note 14) for one building at the Group headquarters in Hechingen (building Lotzenäcker 23) and for several production machines and equipment. These leases have a renewal clause providing for annual 1 year auto renewals unless the lease is terminated, but no purchase options or escalation clauses.

Future minimum capital lease payments for buildings and equipment as of December 31 are:

(in thousands)	2016
Up to 1 Year	€867
1 to 2 Years	867
2 to 3 Years	890
3 to 4 Years	742
4 to 5 Years	702
More than 5 Years	327

Total	4,395

Less amount representing interest (at rates ranging from 2.0% to 4.0%)	(403)

Present value of net minimum capital lease payments	3,992

Less current portion of minimum lease payments	(735)

Long-term obligations under capital leases	€3,257

Capitalized costs of buildings under capitalized leases and accumulated depreciation are as follows:

(in thousands)	2016	2015
Historical costs capitalized	€5,600	€5,600
Cumulative depreciation	2,713	2,188

Carrying amount	€2,887	€3,412

Capitalized costs of machinery and production equipment under capitalized leases and accumulated depreciation as of December 31 are:

(in thousands)	2016	2015
Historical costs capitalized	€1,093	€859
Cumulative depreciation	311	149

Carrying amount	€782	€710

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Operating lease commitments

The future minimum lease payments on non-cancellable operating lease agreements at December 31, are:

(in thousands)	2016
Within a year	€545
After a year but no more than five years	1,829
More than five years	2,530

Total minimum lease payments	€4,904

9. Long-Term Debt

Shareholder Loans

(in thousands)	EUR 2016	EUR 2015	Loan Repayment Date	Interest Rate
Original loan date
12/31/2007	21,756	21,756	December 2020	2.00%
12/22/2008	220	220	December 2020	2.00%
12/30/2008	220	220	December 2020	2.00%
12/31/2008	1,340	1,340	December 2020	2.00%
2/20/2014	1,154	1,145	December 2019	3.25%
2/28/2015	466	461	December 2019	3.25%
3/23/2015	466	461	December 2019	3.25%
5/28/2016	800		December 2020	1.50%

Total Nominal Value	26,422	25,603

Carrying Amount	24,565	22,097

All shareholder loans are unsecured. As of December 31, 2015, a subordination agreement was provided for €23,536,000 of the shareholder loans. The subordinated portion of the total loan outstanding was reduced by agreement between the parties at the end of December 2016 to an amount of CHF 15,000,000 or €13,844,500. The shareholder loans were provided during the period 2007 to 2016 with fixed interest rates of 1.5 to 3.25%.

The Group determined that the rates of the shareholder loans were less than those which the Group would have been able to negotiate with a third-party lender for debt with the same terms. Accordingly, the Group has recorded the difference in the fair value of the loan, calculated using an imputed interest rate of 11%, and the stated loan contract value as additional paid in capital.

Government Supported Bank Debt

In June 2015, JOTEC GmbH obtained two below market interest rate loans from Sparkasse Zollernalb which are government sponsored by the Kreditanstalt für Wiederaufbau Bank (KFW). The KFW loans each have a term of 9 years and interest rates of 2.45% and 1.4%. These interest rates compare to a market interest rate of 3.8% for similar debt provided to the Group. The difference between the initial carrying value of the loan and the proceeds received is treated as a government grant. The benefit of the below market rate of interest was measured as the difference between the initial carrying value of the loan determined applying a market interest rate and the proceeds received. The benefit is recognized on a straight line basis as income over the term of the loan in Other expenses, net.

The total government grant recorded for the two KFW loan was €373,000, As of December 31, 2016 and 2015, the carrying value of these government grants was €299,000 and €349,000, respectively.

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The nominal and carrying value of the KFW Loans as of December 31, 2016 and 2015 were as follows:

(in thousands)	Nominal Value (EUR) December 31, 2016	Carrying Value (EUR) December 31, 2016	Nominal Value (EUR) December 31, 2015	Carrying Value (EUR) December 31, 2015
Lendor
Sparkasse Zollernalb (KFW Loan 1)	1,611	1,532	1,833	1,731
Sparkasse Zollernalb (KFW Loan 2)	1,410	1,190	830	583

Total	3,021	2,722	2,663	2,314

The KFW loans require quarterly principal installments of €55,500 beginning March 2015 and increasing to €63,000 beginning December 2017, plus interest at 2.45% and 1.4% on Loan 1 and Loan 2, respectively.

10. Income Taxes

The Group is subject to corporate income taxes in Germany, Switzerland, Italy, Spain, UK, Poland and Brazil. Taxes on income in the statements of operations and balance sheets reflect current and deferred taxes in these countries.

The current and deferred tax assets and liabilities of the Group are measured based on local tax rates. The income tax rates of Group´s subsidiaries having significant operations were as follows:

Country	Combined income tax rate
Germany	27.38%
Switzerland	15.08%
Italy	27.50%
Spain	25.00%
UK	19.00%
Poland	19.00%
Brazil	15.00%

For the years ended December 31, 2016 and 2015, income before taxes consists of the following:

	Germany		Other JOTEC Group entities		Total
(in thousands)	2016	2015	2016	2015	2016	2015
Current income taxes	€274	€310	€56	€79	€330	€389
Deferred income taxes	623	494	(341)	(205)	282	289

Total	€897	€804	€(285)	€(126)	€612	€678

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Estimated income tax expense using tax rates of the German subsidiary, the largest subsidiary of the Group, of 27.38% can be reconciled as follows to the income from income taxes as stated in the statement of comprehensive income:

(in thousands)	2016	2015
Profit before income tax	€914	€1,292
Tax rate of group entities in %	27.38%	27.38%

Expected tax expense	€250	€354

Increase (reduction) in income taxes resulting from:

Unrecognized deferred tax loss carryforward during period	20	1
Non deductible expenses	36	37
Tax effect from differing tax rates	277	231
Other effects	29	55

Income tax expense	€612	€678

As of December 31, 2016 and December 31, 2015, the Group had the following significant tax loss carryforwards to reduce future taxable income:

(in thousands)	Time Limitations of tax loss carryforward	2016	2015
Jotec GmbH (corporate income tax)	None	€8,406	€10,829
Jotec GmbH (trade income tax)	None	6,581	9,187
Jotec Sales AG	7 Years	224	371
Jotec Cardiovascular S.I.	None	294	492
Jotec UK Ltd.	None	764	770

Total Tax Loss Carryforwards—Income and Trade		€16,269	€21,649

All tax loss carryforwards are included in the calculation of deferred tax assets and only for the tax loss carryforwards of JOTEC UK Ltd. a 100% valuation allowance was recognized for the tax loss carryforward balance exceeding taxable temporary differences.

If the Group were able to recognize all unrecognized deferred tax assets, profit would increase by €130,000 as of December 31, 2016 (December 31, 2015: €125,000).

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred taxes classified by their type of temporary differences and due to unused tax losses are presented below:

	2016	2015
Deferred tax assets
Inventories	€424	€381
Notes receivable	—	306
Accrued expenses / compensation	37	34
Capital lease obligation	1,093	1,216
Government grants	82	95
Long-term debt	312	—
Other liabilities	233	211
Other differences	—	9
Tax loss carryforwards	2,343	3,100

Total gross deferred tax assets	4,524	5,352

Valuation allowance	(130)	(125)

Total net deferred tax assets	€4,394	€5,227

	2016	2015
Deferred tax liabilities
Property,plant, and equipment	€1,429	€1,560
Intangible assets	173	198
Shares in intercompanies	214	212
Trade accounts receivable	55	15
Notes receivable	172	—
Long-term debt	—	624
Other differences	15	—

Total deferred tax liabilities	€2,058	€2,609

Deferred tax asset, net	€2,336	€2,618

Reconciliation to balance sheet amounts:

	2016	2015
Deferred tax asset, net
Deferred tax asset	€2,357	€3,078
Deferred tax liabilities	21	460

Deferred tax asset, net	€2,336	€2,618

Deferred tax assets and deferred tax liabilities are offset against each other when the Group has an enforceable right to offset the current tax assets against the current tax liabilities and these assets and liabilities relate to income taxes levied by the same tax authority for the same taxable entity.

As of December 31, 2016 and as of December 31, 2015, no deferred tax liabilities were recognized for taxes that would be payable on non-transferred earnings of certain of the Group’s subsidiaries. The Group decided that undistributed profits of its subsidiaries will not be distributed in the foreseeable future.

Other

The Group’s tax years 2014 through 2016 generally remain open to examination by the major taxing jurisdictions to which the Group is subject. However, certain returns from years prior to 2014, in which net operating losses and some tax payments have arisen, are still open for examination by the tax authorities.

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Other Long-Term Liabilities

Other long-term liabilities include the following obligation:

(in thousands)	2016	2015
Obligation Fumedica Swiss Agreement	€1,120	€1,295
Less current portion of long-term other liabilities	(114)	(175)

Other long-term liabilities	€1,006	€1,120

Until January 2014 Fumedica AG had the exclusive right to deliver and sell JOTEC products in the Swiss market. Starting in 2014 the Group established its own office entity to perform all sales activities in the Swiss market. In January 2014 the Group terminated the sales agreement with Fumedica. As part of the agreement Fumedica provides JOTEC a non-compete agreement, customer base data and existing inventory and future administrative services. In exchange, the parties agreed in January 2016 (but with retrospective date of the cancellation of the sales agreement in 2014) on a compensation payment to make by JOTEC, calculated as follows:

•	10% of future annual sales (net of VAT and after deductions) during the period January 2015 to December 2027

•	maximum payment of CHF 1.8 million over the entire term

•	minimum annual payment of CHF 125,000 (for 2017 and 2018), of CHF 150,000 (from 2019 to 2021) and of CHF 175,000 (from 2022 to 2027).

Based on this agreement the Group capitalized an intangible asset for the non-compete and other intangibles in the Swiss market and the present value of the future expected payments for the compensation is recorded as an obligation due to Fumedica AG. The intangibles are amortized over an expected useful life of 10 years (for further details refer also to Note 6). The obligation is accreted back to the nominal amount using an interest rate of 3.8% and is reduced by the annual payments (either 10% of the respective annual sales or the agreed minimum amounts, whatever is lower).

12. Stock Options

In 2007, the Company adopted a stock compensation plan (the Plan) pursuant to which the Company’s shareholders may grant stock options to key management. To date, the Company has only granted stock options which settle in shares of the Company. Stock options can be granted with an exercise price less than, equal to or greater than the share’s fair value at the date of grant. All awards vest and become fully exercisable at the date of grant.

The share options were originally offered for an option period until December 31, 2012, but were extended in 2012 until December 31 2016, and at September 22, 2016 the exercise period was again extended until December 31, 2020. All other conditions of the Plan remained unchanged at the respective extension date.

Stock option activity during the years ended December 31, 2016 and 2015 is as follows:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Balance at January 1, 2016	1,200	€438	€541

Granted	—	—	—
Vested	—	—	—

Balance at December 31, 2016	1,200	€438	€541

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Balance at January 1, 2015	1,100	€430	€504

Granted	100	€526	€952
Vested	100	€526	€952

Balance at December 31, 2015	1,200	€438	€541

13. Investment and Notes Receivable NVT

JOTEC AG owns a 24.51% share of the common stock of NVT which is accounted for under the equity method of accounting. The original purchase price of this investment amounts to CHF 125,000. As disclosed in note 14 the other shareholders of NVT are also shareholders in JOTEC AG.

NVT has historically generated losses and its equity includes a net retained deficit. Accordingly, the value of the Group’s equity investment in NVT was reduced to a zero prior to 2015. Because JOTEC is not responsible for additional losses of NVT exceeding the historical investment, the negative equity balance of the investee was not recorded in the Group consolidated financial statements.

In addition to its equity investment in NVT, the Group also provided loans to NVT which are recorded in notes receivable. The loans include interest at a rate of 2%. Due to the financial condition of NVT, the interest due on the notes was waived by JOTEC AG to NVT for the year ended December 31, 2016 and 2015.

The nominal balance of these loans to NVT was €4,087,000 and €2,610,000 as of December 31, 2016 and 2015, respectively. As a result of NVT net operating losses the notes receivable were impaired. The net carrying value of these notes receivable after impairment charges was €1,240,000 and €566,000 as of December 31, 2016 and 2015, respectively. Impairment charges recorded in the years ended December 31, 2016 and 2015 were €803,000 and €582,000, respectively, and are reflected in Other expense, net in the Group consolidated statements of operations.

14. Related Party Disclosures

A member of the Company’s Board of Directors and a shareholder of the Company with significant influence, Mr. Lars Sunnanväder, is the owner of the property Lotzenäcker 23 and Lotzenäcker 25 in Hechingen that is leased to JOTEC GmbH. The obligation of the lease contract for Lotzenäcker 23, Hechingen totaled €7,014,000 at the inception of the lease in 2012 and the lease payment for 2016 totaled €708,000 (€702,000 for 2015). The obligation of the lease contract for Lotzenäcker 25, Hechingen amounts to €3,917,000 at the inception of the lease in 2016 and the lease payment for 2016 was €261,000.

JOTEC AG has agreed with different shareholders respectively close relatives to shareholders in several shareholder loan agreements. Effectively for the majority of the loans JOTEC AG has agreed in an interest rate of 2% starting with the first loans agreed at the end of 2007 provided until 2015 and extended until 2019 and 2020 respectively. The total interest expenses paid to the shareholders and their close relatives in the years 2016 and 2015 amount to €538,000 and €569,000 respectively. For the open balance from these shareholder loans we refer to the table of nominal debt in note 9.

Some of the shareholders of NVT are also shareholders of JOTEC AG; however, NVT and the Group are not under common control. The Group has an investment in NVT of 24.51%. The Group also provides management and administration services to NVT. For these services the Group billed NVT €329,000 and €211,000 during the years ended December 31, 2016 and 2015, respectively.

JOTEC AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2014, the Group agreed in the purchase of certain intangibles from Fumedica AG, Muri, Switzerland for a maximum amount of CHF 1,800,000; for further details regarding this agreement we refer to note 11. Fumedica AG is owned by a non-majority shareholder of JOTEC AG.

15 Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through February 16, 2018, the date at which the consolidated financial statements were available to be issued.

On December 1, 2017, 100% of the outstanding shares of JOTEC AG were acquired under terms of a securities purchase agreement, dated as of October 10, 2017, by and among CryoLife, Inc., certain of its subsidiaries, and the security holders of JOTEC AG. In conjunction with the acquisition, Cryolife acquired the outstanding shareholder loans, which were reclassified as intercompany loans from CryoLife as of that date.